Exhibit 99.2

CONSULTANCY AGREEMENT

THIS CONSULTANCY AGREEMENT (this "Agreement") is entered into as of September 15, 2014 (the "Effective Date"), between THE FEMALE HEALTH COMPANY (UK) PLC, a company registered in England & Wales under number 02439625 (the "Company"), and MICHAEL POPE ("Mr. Pope").

RECITALS

A.           Mr. Pope retired as an officer and director of the Company effective September 15, 2014.

B.           In connection with Mr. Pope's retirement, the Company desires to engage Mr. Pope as a self-employed consultant and Mr. Pope desires to accept such engagement pursuant to the terms and conditions of this Agreement.

AGREEMENTS

In consideration of the recitals and the mutual agreements set forth in this Agreement, the parties agree as follows:

1. Consulting Services.  During the Consulting Term (as defined below), Mr. Pope shall act as a consultant to the Company and in such role shall make himself available for up to eight hours per month for consultations (by telephone, e-mail and, if agreeable to Mr. Pope, in-person at mutually agreed times) with directors, officers or other personnel of the Company and its affiliates regarding matters in the areas of operations, product development, regulatory compliance and quality control (the "Services").

2. Consulting Term.  Mr. Pope shall provide the Services commencing on the Effective Date and continuing until March 31, 2015 (the "Consulting Term").  Either party may terminate this Agreement with 30 days' prior written notice of termination to the other party.  Prior to March 31, 2015, both parties agree to evaluate the scope of the Services and whether to renew this Agreement, and the parties may mutually agree to extend the term or modify the scope of this Agreement for Services performed thereafter.

3. Other Engagements.  Nothing in this Agreement shall prevent Mr. Pope from being engaged, concerned or having any financial interest in any capacity in any other business, trade, profession or occupation during the Consulting Term provided that:  (a) such activity does not cause a breach of any of Mr. Pope's obligations under this Agreement; and (b) Mr. Pope shall not engage in any such activity if it relates to a business which is similar to or in any way competitive with the business of the Company without the prior written consent of the Company.

4. Compensation and Reimbursement of Expenses.

(a) Consulting Fee.  In consideration of the Services to be performed by Mr. Pope during the Consulting Term, the Company shall pay to Mr. Pope a consulting fee (the "Fee") of £1,342 per month (inclusive of VAT)  for the duration of the consulting agreement.  To the extent that Mr. Pope is willing to and does provide Services for more than eight hours in any month, the Fee for that month shall be increased proportionally (e.g., Mr. Pope would receive a Fee of £1,500 for a month if he provides 12 hours of Services during the month), provided that Mr. Pope has submitted a written report which gives details of the hours and days that Mr. Pope has provided Services during the month.

(b) Reimbursement for Reasonable Business Expenses.  The Company shall pay or reimburse Mr. Pope for reasonable business travel, telephone or other out-of-pocket expenses incurred by him in connection with the performance of the Services pursuant to this Agreement and on production of a suitable invoice supported by appropriate documentation.

5. Independent Contractor.  The parties acknowledge and agree that Mr. Pope is at all times acting and performing as an independent contractor.  Nothing contained in this Agreement will:

(a) be construed or have effect as constituting any relationship of employer and employee between the Company and Mr. Pope;

(b) constitute Mr. Pope as an agent of the Company.  Mr. Pope will have no right or power whatsoever to contract on behalf of the Company or to bind the Company in any way in relation to third parties unless specifically authorized to do so; or

(c) constitute a partnership or joint venture between the Company and Mr. Pope.

6. Tax and Indemnities.

(a) As an independent contractor, Mr. Pope shall assume full responsibility for payment of any income tax, national insurance and social security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance of the Services and shall also be responsible for all health insurance and other benefits except as expressly provided herein.

(b) If for any reason the Company will become liable to pay, or will pay, any national insurance, income tax and any other form of taxation or social security cost in respect of Mr. Pope's Fee, remuneration or benefits, the Company will be entitled to deduct from any amounts payable to Mr. Pope all amounts so paid or required to be paid by it.  To the extent that any amount of taxes paid or so required to be paid will exceed the amounts payable by the Company to Mr. Pope, Mr. Pope will indemnify the Company on demand by the Company in respect of such liability and will, upon demand, forthwith reimburse the Company such excess.

(c) Without prejudice to Section 6(b), if Mr. Pope is deemed to be an employee of the Company, the Company may, upon becoming aware of the same, terminate such contract of employment forthwith (insofar as it has not already terminated) and Mr. Pope hereby undertakes to indemnify and keep indemnified the Company on demand from and against any costs, claims, liabilities and expenses of any nature (including without prejudice to the foregoing generality, in relation to negligence claims by any such individual or third party, unfair dismissal, redundancy, unlawful discrimination, breach of contract, unlawful deduction of wages and equal pay) arising out of such employment and the termination thereof.

7. Governing Law and Jurisdiction.  The validity, construction and performance of this Agreement are governed by English law.  The Company and Mr. Pope agree that any dispute arising under this Agreement will be decided in the English Courts which will have the sole jurisdiction in any such matter.

8. Amendment.  This Agreement may be amended only by an agreement in writing signed by the parties hereto.

9. Assignment.  This Agreement is a consulting services agreement and the performance of any obligation hereunder may not be assigned, delegated or otherwise transferred by Mr. Pope without the prior written consent of the Company.  Services can be delegated to a suitably qualified substitute if agreed with the Company.  The Company may not assign this Agreement without the consent of Mr. Pope.

10. Entire Agreement, Incorporation of Terms.  This Agreement represents the full and complete understanding of the parties with respect to the subject matter hereof and neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not set out or referred to in this Agreement.  The introductory language and the recitals are incorporated into this Agreement by reference.

11. Termination of Other Agreements.  The parties acknowledge that the Amended and Restated Change of Control Agreement, dated as of October 1, 2005, between The Female Health Company and Mr. Pope and any other employment or service agreement between Mr. Pope and the Company or any of its affiliates terminated effective September 15, 2014 upon Mr. Pope's retirement.

12. Facsimile Signature; Counterparts.  This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.

Dated as of the date first above written.

THE FEMALE HEALTH COMPANY (UK) PLC

BY /s/ Karen King
      Name: Karen King
       Title: CEO

/s/ Michael Pope
Michael Pope